PROSPECTUS SUPPLEMENT NO. 1	FILED PURSUANT TO RULE 424(b)(3) and (c)
(TO PROSPECTUS DATED JUNE 17, 2005)	REGISTRATION NO. 333-125107

6,668,449 Shares

MATRIX SERVICE COMPANY

COMMON STOCK

This prospectus supplement relates to the resale by the holders of shares of common stock issuable upon the conversion of our 7% Senior Unsecured Convertible Notes due 2010 sold in a private placement on April 22, 2005.

This prospectus supplement supplements and should be read in conjunction with the prospectus dated June 17, 2005, which is to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including all amendments and supplements thereto. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading “Selling Stockholders” in the prospectus is supplemented by the information appearing in the table below. The information below was furnished to us by the selling stockholders listed below on or before July 6, 2006:

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus (1)	Number of Shares Beneficially Owned After Offering (2)

HBK Master Fund L.P. (3)(4)	5,330,490	5,423,773	0

(1)	Represents the maximum number of shares of common stock initially issuable to the selling stockholder upon conversion of the convertible notes at an initial conversion price of $4.69 per share (5,330,490 shares in the aggregate), plus 93,283 shares in the aggregate, potentially issuable to the selling stockholder in respect of interest accruing on the convertible notes from time to time.

(2)	Assumes that the selling stockholder sells all shares of common stock covered by this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any shares of our common stock, and the selling stockholder may decide to sell only a portion or none of its shares of our common stock that are registered under this registration statement.

(3)	HBK Investments L.P. may be deemed to have sole voting and sole dispositive power over the shares held by HBK Master Fund L.P. pursuant to an Investment Management Agreement between HBK Investments L.P. and HBK Master Fund L.P. Additionally, the following individuals may be deemed to have control over HBK Investments L.P.: Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, David C. Haley and Jamiel A. Akhtar.

(4)	This selling stockholder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling stockholder acquired its convertible notes in the ordinary course of business and, at the time of the purchase of the convertible notes, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the common stock. To the extent we become aware that such selling stockholder did not acquire its convertible notes in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate an “underwriter” within the meaning of the Securities Act.

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is July 12, 2006